March 10, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Liberty All-Star Growth Fund, Inc. (the "Fund") (copy attached), which we understand will be filed with the Commission as part of the Fund's Amendment to Form N-SAR filed with the Commission on March 10, 2008.  We agree with the statements concerning our Firm in such Form N-SAR.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts